EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

IN RE:	:	Chapter 11
:
NII HOLDINGS, INC. and	:
NII HOLDINGS (DELAWARE), INC.,	:	Case No. 02-11505 (MFW)
:
Debtors	:	Jointly Administered
____________________________	:

REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION FOR
NII HOLDINGS, INC. AND NII HOLDINGS (DELAWARE), INC.

DANIEL J. DEFRANCESCHI (DE 2732)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700

- and -

EVAN D. FLASCHEN (CT 10660)
PATRICK J. TROSTLE (CT 20301)
WILLIAM F. GOVIER (CT 20930)
BINGHAM MCCUTCHEN LLP
One State Street
Hartford, Connecticut 06103
(860) 240-2700

ATTORNEYS FOR DEBTORS
July 31, 2002	AND DEBTORS IN POSSESSION

i

50. Insured Claim	6
51. Interest	6
52. Issuer	6
53. Management Incentive Plan	6
54. MCC	6
55. MEFA	6
56. MIBL	6
57. Motorola	6
58. National Securities Exchange	6
59. NCI	6
60. New Common Stock	6
61. New EFA	7
62. New MEFA	7
63. New Senior Notes	7
64. New Senior Notes Indenture	7
65. New Spectrum Use and Build-Out Agreement	7
66. NII	7
67. NII Delaware	7
68. Old Notes	7
69. Old Note Claims	7
70. Ordinary Course Professionals Order	7
71. Petition Date	7
72. Plan	7
73. Plan Supplement	7
74. Prepetition Indentures	7
75. Priority Claim	8
76. Professional	8
77. Pro Rata	8
78. Put Rights	8
79. Quarterly Distribution Date	8
80. Recovery Actions	8
81. Registration Rights Agreement	8
82. Reinstated or Reinstatement	8
83. Reorganization Case	9
84. Reorganized NII	9
85. Reserved Distributions	9
86. Restructuring Transactions	9
87. Rights Offering	9
88. Securities Act	9
89. SLA	9
90. Schedules	9
91. Secured Claim	9
92. Securities Act	9
93. Standstill Agreement	9
94. Stipulation of Amount and Nature of Claim	10
95. Subscription Agreement	10
96. Subscription Rights	10
97. Tax	10
98. Third Amended and Restated Trademark License Agreement	10
99. Third Party Disbursing Agent	10
100. 13.0% Notes	10
101. Trade Claim	10
102. 12.125% Notes	10
103. 12.75% Notes	10

	104. Uninsured Claim	10
	105. Unsecured Claim	10
	106. Voting Deadline	11
B.	Rules of Interpretation and Computation of Time	11
	1. Rules of Interpretation	11
	2. Computation of Time	11
ARTICLE II.	CLASSES OF CLAIMS AND INTERESTS	11
A.	Unimpaired Classes of Claims	11
	1. Class 1 (Unsecured Priority Claims)	11
	2. Class 4 (Handset Financing Claims)	11
	3. Class 5 (Trade Claims)	11
	4. Class 7 (Miscellaneous Secured Claims)	12
B.	Impaired Classes of Claims and Interests	12
	1. Class 2 (MEFA/SLA Secured Claims)	12
	2. Class 3 (EFA Secured Claims)	12
	3. Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims)	12
	4. Class 8 (Fine, Penalty and Forfeiture Claims)	12
	5. Class 9 (Subordinated Securities Claims)	12
	6. Class 10 (Existing Equity Interests)	12
ARTICLE III.	TREATMENT OF CLAIMS AND INTERESTS	12
A.	Unclassified Claims	12
	1. Payment of Administrative Claims	12
	a. Administrative Claims in General	12
	b. Statutory Fees	13
	c. Ordinary Course Liabilities	13
	d. Administrative Claims of Indenture Trustee	13
	e. Fee Claims of the Ad Hoc Noteholder Committee	13
	f. Bar Dates for Administrative Claims	13
	i. General Bar Date Provisions	13
	ii. Bar Dates for Certain Administrative Claims	14
	A. Professional Compensation	14
	B. Ordinary Course Liabilities	14
B.	Unimpaired Classes of Claims	14
	1. Class 1 (Unsecured Priority Claims)	14
	2. Class 4 (Handset Financing Claims)	14
	3. Class 5 (Trade Claims)	14
	3. Class 7 (Miscellaneous Secured Claims)	14
C.	Impaired Classes of Claims and Interests	15
	1. Class 2 Claims (MEFA/SLA Secured Claims)	15
	2. Class 3 Claims (EFA Secured Claims)	15
	3. Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims)	15
	4. Class 8 (Fine, Penalty and Forfeiture Claims)	15
	5. Class 9 (Subordinated Securities Claims)	15
	6. Class 10 (Existing Equity Interests)	15
D.	Special Provisions Regarding the Indenture Trustee's Claims	15
ARTICLE IV.	MEANS FOR IMPLEMENTATION OF THE PLAN	17
A.	Continued Corporate Existence and Vesting of Assets in Reorganized NII	17
B.	Rights Offering; Certain New Agreements; Chase Settlement	17
	1. Rights Offering	17
	2. U.S. Border Spectrum and Tijuana Network Build-Out	17
	3. Amended and Restated Overhead Services Agreement	17
	4. Third Amended and Restated Trademark License Agreement	17
	5. Registration Rights Agreement	17
	6. Subscription Agreement	18

	7. Standstill Agreement	18
	8. Chase Settlement	18
C.	Corporate Governance, Directors, Employment-Related Agreements and Compensation Programs	18
	1. Certificates of Incorporation and Bylaws	18
	a. Reorganized NII	18
	b. NII Delaware	18
	2. Directors of Reorganized NII	18
	3. New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs	19
	4. Corporate Action	19
D.	Preservation of Rights of Action; Settlement Agreements and Releases	19
	1. Preservation of Rights of Action by the Debtors and Reorganized NII	19
	2. Releases; Indemnification	20
	a. General Releases by Holders of Claims or Interests	20
	b. Injunction Related to Releases	20
E.	Continuation of Certain Employee Benefits	20
F.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims	20
G.	Cancellation and Surrender of Instruments, Securities and Other Documentation	21
H.	Release of Liens	21
I.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes	21
J.	Securities Law Exemption	21
ARTICLE V.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	22
A.	Executory Contracts and Unexpired Leases to Be Assumed, Assumed and Assigned or Rejected	22
	1. Assumption, Assignment and Rejection Generally	22
	2. Assignments Related to the Restructuring Transactions	22
	3. Approval of Assumptions and Assignments	22
B.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases	23
C.	Bar Date for Rejection Damages	23
D.	Special Executory Contract and Unexpired Lease Issues; Obligations to Indemnify Directors, Officers and Employees	23
E.	Contracts and Leases Entered Into After the Petition Date	23
ARTICLE VI.	PROVISIONS GOVERNING DISTRIBUTIONS	24
A.	Distributions for Claims Allowed as of the Effective Date	24
	1. Distributions to Be Made on the Effective Date	24
	2. Distributions on the Effective Date in Respect of Disputed Class 6 Claims	24
B.	Method of Distributions to Holders of Claims	24
C.	Compensation and Reimbursement for Services Related to Distributions	24
D.	Provisions Governing the Disputed Class 6 Claim Reserve	25
	1. Funding of the Disputed Class 6 Claim Reserve	25
	2. Property Held in Disputed Class 6 Claim Reserve	25
	a. Dividends and Distributions	25
	b. Recourse	25
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	25
	1. Delivery of Distributions	25
	a. Generally	25
	b. Special Provisions for Distributions to Holders of Old Note Claims	26
	2. Undeliverable Distributions Held by Disbursing Agents	26
	a. Holding and Investment of Undeliverable Distributions; Undelivered New Common Stock	26
	b. After Distributions Become Deliverable	26
	c. Failure to Claim Undeliverable Distributions	27
F.	Distribution Record Date	27

G.	Means of Cash Payments	27
H.	Timing and Calculation of Amounts to Be Distributed	28
	1. Allowed Claims Other Than Disputed Class 6 Claims	28
	2. Allowed Disputed Class 6 Claims	28
	a. Initial Distributions	28
	b. Additional Distributions on Account of Previously Allowed Claims	28
	3. Distribution of New Senior Notes	28
	4. Distributions of New Common Stock	29
	5. De Minimis Distributions	29
	6. Compliance with Tax Requirements	29
I.	Setoffs	30
J.	Surrender of Canceled Instruments or Securities	30
	1. Tender of Old Notes	30
	2. Lost, Stolen, Mutilated or Destroyed Old Notes	30
	3. Failure to Surrender Old Notes	30
ARTICLE VII.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS	31
A.	Prosecution of Objections to Claims	31
	1. Objections to Claims	31
	2. Authority to Prosecute Objections	31
B.	Treatment of Disputed Claims	31
C.	Distributions on Account of Disputed Claims Once Allowed	31
D.	Tax Requirements for Income Generated by Disputed Class 6 Claim Reserve	32
ARTICLE VIII.	SUBSTANTIVE CONSOLIDATION OF THE DEBTORS	32
ARTICLE IX.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE AND CONSUMMATION OF THE PLAN	32
A.	Conditions to the Effective Date	32
B.	Waiver of Conditions to the Confirmation or Effective Date	32
C.	Effect of Nonoccurrence of Conditions to the Effective Date	33
ARTICLE X.	CRAMDOWN	33
ARTICLE XI.	DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS	33
A.	Discharge of Claims and Termination of Interests	33
B.	Injunctions	34
C.	Termination of Subordination Rights and Settlement of Related Claims and Controversies	34
ARTICLE XII.	RETENTION OF JURISDICTION	35
ARTICLE XIII.	MISCELLANEOUS PROVISIONS	36
A.	Dissolution of the Creditors' Committee	36
B.	Exculpation and Limitation of Liability	36
C.	Releases	36
	1. Release of Claims against NCI, the Creditors' Committee, the Ad Hoc Noteholder Committee, MCC and Motorola	36
	2. Modification of Releases	37
	3. Global Release Agreement	37
D.	Modification or Revocation of the Plan	37
E.	Severability of Plan Provisions	37
F.	Successors and Assigns	37
G.	Availability and Review of Plan Supplement and Disclosure Statement Exhibits	37
H.	Service of Documents	38
	1. The Debtors and Reorganized NII	38
	2. The Creditors' Committee	38
	3. NCI	40
	4. The Ad Hoc Noteholder Committee	40
	5. Motorola, Inc. and Motorola Credit Corporation	40
	6. The United States Trustee	41

v

TABLE OF EXHIBITS 1/

Exhibit IV.C.2	Officers and Proposed Directors of Reorganized NII; Initial Terms of Proposed Directors

Exhibit V.A	Schedule of Executory Contracts and Unexpired Leases To Be Rejected

1/ Except as otherwise indicated, all Exhibits will be available for review during regular business hours at the Document Reviewing Centers. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors will File all modified, amended, supplemented or restated Exhibits as promptly as possible and will make such Exhibits available for review at the Document Reviewing Centers.

INTRODUCTION

     NII Holdings, Inc. (“NII”) and NII Holdings (Delaware), Inc. (“NII Delaware” and, together with NII, the “Debtors”) propose the following revised third amended joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors filed their original Joint Plan of Reorganization on June 14, 2002, their First Amended Plan of Reorganization on June 27, 2002, their Second Amended Plan of Reorganization on July 9, 2002, and their Third Amended Plan of Reorganization on July 26, 2002. This Plan reflects further negotiations among the Debtors and their creditor constituents. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. § 1129. Reference is made to the Debtors’ Second Amended Disclosure Statement (the “Disclosure Statement”) for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties, and for a summary and analysis of the Plan, as well as a description of the securities to be issued under the Plan. There also are other agreements and documents comprising the Plan Supplement that are or will be Filed with the Bankruptcy Court by no later than September 3, 2002, that are referenced in the Plan or the Disclosure Statement and that will be available for review in the Document Reviewing Centers.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION
AND COMPUTATION OF TIME

A.     Defined Terms

     As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

     1.     “Ad Hoc Noteholder Committee” means the ad hoc committee of certain holders of the Old Notes formed in December 2001.

     2.     “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code.

     3.     “Administrative Trade Claim” means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, including Administrative Claims of employees for ordinary course wages, expense reimbursement and health and welfare benefits, but excluding Fee Claims.

     4.     “Allowed Claim” means:

a. a Claim that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not otherwise a Disputed Claim;

b. a Claim (i) for which a proof of Claim or request for payment of Administrative Claim has been Filed by the applicable Bar Date or otherwise been deemed timely Filed under applicable law and (ii) that is not otherwise a Disputed Claim; or

c. a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by Reorganized NII and Claim holder on or after the Effective Date; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

     5.     “Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

     6.     “Amended and Restated Overhead Services Agreement” means the Amended and Restated Overhead Services Agreement between Reorganized NII and NCI, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

     7.     “Backstopping Noteholders” means certain members of the Ad Hoc Noteholder Committee, who have committed to purchase New Senior Notes and New Common Stock offered in the Rights Offering that are not subscribed for by other non-NCI holders of Old Notes in such amounts as are necessary to ensure non-NCI holder participation in the Rights Offering in the aggregate principal amount of $75 million.

     8.     “Ballot” means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.

     9.     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as now in effect or hereafter amended.

     10.     “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases.

     11.     “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

     12.     “Bar Date” means the applicable bar date by which a proof of Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order or the Confirmation Order.

     13.     “Bar Date Order” means an order of the Bankruptcy Court establishing Bar Dates for Filing proofs of Claims in the Reorganization Cases, as the same may be amended, modified or supplemented.

     14.     “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

     15.     “Capital Subscription” means that certain Amended and Restated Capital Subscription Agreement, dated as of May 12, 1999, among Nextel Argentina S.R.L., Nextel International (Argentina) Ltd., and NII.

     16.     “Cash Investment Yield” means the net yield earned by the Disbursing Agent from the investment of cash held pending distribution pursuant to the Plan (including any dividends and other distributions on account of New Common Stock), which investment will be in a manner consistent with Reorganized NII’ investment and deposit guidelines.

     17.     “Cash Management Order” means the Order (A) Approving Cash Management System; (B) Use of Existing Bank Accounts and Business Forms; and (C) Granting Interim and Final Approval of Investment and Deposit Guidelines entered by the Bankruptcy Court on or about May 29, 2002.

     18.     “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

     19.     “Claims Objection Bar Date” means, for all Claims, other than those Claims allowed in accordance with Section I.A.3.c, unless otherwise extended by the Court upon motion by the Debtors, the latest of: (a) 90 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claim.

     20.     “Class” means a class of Claims or Interests, as described in Article II.

     21.     “Global Release Agreement” means the Global Release Agreement among the Debtors, NCI, MCC, Motorola and members of the Ad Hoc Noteholder Committee, substantially in the form included in the Plan Supplement.

     22.     “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

     23.     “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     24.     “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

     25.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving and authorizing the Debtors and Reorganized NII to take all actions necessary or appropriate to implement the Plan in form and substance acceptable to the Debtors, NCI, MCC, Motorola and the members of the Ad Hoc Noteholder Committee including consummation of the Restructuring Transactions and the other transactions contemplated by the Plan.

     26.     “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

     27.     “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.

     28.     “Debtors” means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to this Plan.

     29.     “Disbursing Agent” means Reorganized NII, in its capacity as a disbursing agent pursuant to Section VI.B, or any Third Party Disbursing Agent.

     30.     “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

     31.     “Disputed Claim” means:

a.	if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which the applicable Debtor, Reorganized NII or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order; or (ii) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated, including, as applicable, any Disputed Class 6 Claim; or

b.	if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim for which no corresponding Claim is listed on a Debtor’s Schedules; (ii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as disputed, contingent or unliquidated; or (iv) a Claim for which an objection has been Filed by the applicable Debtor, Reorganized NII or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order, including, as applicable, any Disputed Class 6 Claim.

     32.     “Disputed Class 6 Claim Reserve” means the reserve of Reserved Distributions and cash, if any, established pursuant to Section VI.D.1 for Disputed Class 6 Claims, which reserve will be maintained in trust for holders of Allowed Disputed Class 6 Claims and will not constitute property of Reorganized NII.

     33.     “Disputed Insured Claim” and “Disputed Uninsured Claim” mean, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

     34.     “Distribution Record Date” means the Effective Date.

     35.     “Document Reviewing Centers” means, collectively: (a) the offices of Bingham McCutchen LLP located at One State Street, Hartford, Connecticut 06103 (b) the offices of Richards Layton & Finger, P.A. located at One Rodney Square, Wilmington, Delaware 19899, and (c) any other locations designated by the Debtors at which any party in interest may review all of the exhibits and schedules to the Plan and the Disclosure Statement.

     36.     “EFA” means that certain $125.0 million Amended and Restated Equipment Financing Agreement, dated as of April 28, 2000, between MIBL and MCC, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

     37.     “Effective Date” means a day, as determined by the Debtors, that is the first Business Day as soon as reasonably practicable after all conditions to the Effective Date in Section IX.A have been met or waived pursuant to Section IX.B.

     38.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     39.     “Estate” means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.

     40.     “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a-78jj, as now in effect or hereafter amended.

     41.     “Executory Contract and Unexpired Lease” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

     42.     “Face Amount” means:

a.	when used with reference to a Disputed Insured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date, or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; (ii) if no proof of Claim is Filed by the Bar Date or otherwise deemed timely filed under applicable law, the full amount of the Claim listed on the Debtors’ Schedules, provided that such amount is not listed as disputed, contingent or unliquidated; or (iii) the applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs), if such amount is less than the amount specified in (i) or (ii) above or the proof of Claim specifies an unliquidated amount; and

b.	when used with reference to a Disputed Uninsured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; or (ii) the amount of the Claim acknowledged by the applicable Debtor or Reorganized NII in any objection Filed to such Claim or in the Schedules as an undisputed, noncontingent and liquidated Claim, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, proposed by the Debtors or established by Reorganized NII following the Effective Date, if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law or if the proof of Claim specifies an unliquidated amount.

     43.     “Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in or in connection with the Reorganization Cases.

     44.     “Fee Order” means the Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on or about June 18, 2002.

     45.     “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Reorganization Cases.

     46.     “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

     47.     “Governmental Unit” means United States; State; Commonwealth; District; Territory; municipality; foreign state; department, agency, or instrumentality of the United States (but not a United States trustee while serving as a trustee in a case under title 11 of the U.S. Code), a State, a Commonwealth, a District, a Territory, a municipality or a foreign state; or other foreign or domestic government.

     48.     “Handset Financing” means financing provided under those certain agreements between NII and certain Motorola affiliates, and various international subsidiaries of NII and certain Motorola affiliates, through which NII and each NII subsidiary agrees to purchase Motorola handsets.

     49.     “Indenture Trustee” means The Bank of New York, or any successor thereto, as indenture trustee under the Prepetition Indentures.

     50.     “Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy, other than a workers’ compensation insurance policy, applicable to the Debtors or their businesses.

     51.     “Interest” means, with respect to any equity security of either Debtor, the rights of the holder of such equity security, and the rights of any entity to purchase or repurchase or demand the issuance of any of the foregoing or any other similar or associated rights with respect to such equity security, including, without limitation: (a) redemption, conversion, exchange, voting, participation, put and dividend rights (including Put Rights) with respect to such equity security; (b) liquidation preferences; and (c) stock options and warrants.

     52.     “Issuer” means NII Holdings (Cayman), Ltd., an affiliate of Reorganized NII, which entity is the issuer of the New Senior Notes and which entity, together with all guarantors under the New Senior Notes Indenture, join with the Debtors as proponents of the Plan.

     53.     “Management Incentive Plan” means the management incentive plan adopted as of the Effective Date for the benefit of employees and directors of Reorganized NII, substantially in the form included in the Plan Supplement.

     54.     “MCC” means Motorola Credit Corporation, a Delaware corporation.

     55.     “MEFA” means that certain $225.0 million Master Equipment Financing Agreement, dated as of February 4, 1999, as amended, between NII and MCC, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

     56.     “MIBL” means McCaw International (Brazil), Ltd., a Virginia corporation.

     57.     “Motorola” means Motorola, Inc., a Delaware corporation.

     58.     “National Securities Exchange” means any exchange registered pursuant to section 6(a) of the Exchange Act, including the National Association of Securities Dealers Automated Quotation System.

     59.     “NCI” means Nextel Communications, Inc., a Delaware corporation and the parent corporation of NII.

     60.     “New Common Stock” means the shares of common stock, par value $0.001 per share, of Reorganized NII, authorized pursuant to the certificate of incorporation of Reorganized NII.

     61.     “New EFA” means the Second Amended and Restated Equipment Financing Agreement between MIBL and MCC, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

     62.     “New MEFA” means the Master Equipment Financing Agreement between Reorganized NII and MCC, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

     63.     “New Senior Notes” means those certain new senior discount notes of the Issuer in the aggregate principal amount of $180,820,856 to be issued pursuant to the New Senior Notes Indenture in the Rights Offering.

     64.     “New Senior Notes Indenture” means the Indenture, dated as of the Effective Date, between Reorganized NII or a subsidiary thereof and the indenture trustee thereunder, governing the New Senior Notes, substantially in the form included in the Plan Supplement.

     65.     “New Spectrum Use and Build-Out Agreement” means the Spectrum Use and Build-Out Agreement between Reorganized NII and NCI and the other parties thereto, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

     66.     “NII” means NII Holdings, Inc., a Delaware corporation, one of the Debtors and the parent corporation of NII Delaware.

     67.     “NII Delaware” means NII Holdings (Delaware), Inc., a Delaware corporation and one of the Debtors.

     68.     “Old Notes” means, collectively, the 12.125% Notes, the 12.75% Notes and the 13.0% Notes.

     69.     “Old Note Claims” means, collectively, Claims under or evidenced by the Old Notes and/or the Prepetition Indentures.

     70.     “Ordinary Course Professionals Order” means the Order Authorizing Debtors and Debtors in Possession to Retain Professionals Utilized in the Ordinary Course of Business, entered by the Bankruptcy Court on or about June 18, 2002.

     71.     “Petition Date” means May 24, 2002.

     72.     “Plan” means this joint plan of reorganization for the Debtors, to the extent applicable to any Debtor, the Plan Supplement and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

     73.     “Plan Supplement” means the collection of Plan support documents to be Filed and available for review at the Document Reviewing Centers no later than September 3, 2002, as the same may be amended, modified or supplemented from time to time.

     74.     “Prepetition Indentures” means, collectively: (i) the Indenture, dated as of March 12, 1998, between NII and the Indenture Trustee, concerning the 12.125% Notes; (ii) the Indenture, dated as of August 1, 2000, between NII and the Indenture Trustee, concerning the 12.75% Notes; and (iii) the Indenture, dated as of March 6, 1997, between NII and the Indenture Trustee, concerning the 13.0% Notes, as each may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

     75.     “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim.

     76.     “Professional” means any professional employed in the Reorganization Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

     77.     “Pro Rata” means, when used with reference to a distribution, pursuant to Article III, of New Common Stock and/or Subscription Rights to holders of Allowed Class 6 Claims, an amount equal to any such Allowed Class 6 Claim divided by the estimated aggregate amount of all Class 6 Claims.

     78.     “Put Rights” means rights of certain holders of NII’s shares of Class B common stock pursuant to NII’s 1997 Employee Stock Option Plan, where, upon the exercise of options under the 1997 Employee Stock Option Plan entitled them to put rights which, subject to certain conditions, require NII to repurchase those shares from them.

     79.     “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

     80.     “Recovery Actions” means, collectively and individually: (a) preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy or nonbankruptcy law; (b) claims or causes of action arising out of illegal dividends or similar theories of liability; (c) claims or causes of action based on piercing the corporate veil, alter ego liability or similar legal or equitable theories of recovery; (d) claims or causes of action based on unjust enrichment; and (e) claims or causes of action for breach of fiduciary duty, mismanagement, malfeasance or, to the extent they are claims or causes of action of any of the Debtors, fraud.

     81.     “Registration Rights Agreement” means the Registration Rights Agreement governing registration of the New Senior Notes and New Common Stock among Reorganized NII and those holders of New Senior Notes and New Common Stock that, as of the Effective Date, may be regarded as “underwriters” within the meaning ascribed to such term in section 1145 of the Bankruptcy Code, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

     82.     “Reinstated” or “Reinstatement” means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that an Allowed Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at Reorganized NII’s sole discretion, in accordance with one of the following:

a.	The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

b.	Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

i.	any such default that occurred before or after the commencement of the applicable Reorganization Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

ii.	the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

iii.	the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

iv.	the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

     83.     “Reorganization Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to both Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

     84.     “Reorganized NII” means NII on and after the Effective Date.

     85.     “Reserved Distributions” means an amount in shares of New Common Stock to be placed in the Disputed Class 6 Claim Reserve for distribution to holders of Disputed Class 6 Claims.

     86.     “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors or Reorganized NII determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of Reorganized NII.

     87      “Rights Offering” means the offering of the Subscription Rights.

     88.     “Securities Act” means the Securities Act of 1933, as amended.

     89.     “SLA” means that certain $56.650 million Secured Loan Agreement, dated as of December 16, 1999, between NII and MCC, together with all instruments and agreements related thereto.

     90.     “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, as the same may have been or may be amended, modified or supplemented.

     91.     “Secured Claim” means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

     92.     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

     93.     “Standstill Agreement” means the Standstill Agreement among NII, NCI and the Backstopping Noteholders, substantially in the form included in the Plan Supplement, pursuant to which (a) NCI agrees to take no action that would result at any time in its holding in excess of 49.9% of the common equity of Reorganized NII on a fully diluted basis without the prior approval of a majority of the members of

Reorganized NII’s board of directors who are not “affiliates” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 as in effect on the date of the Plan) of NCI and (b) NII agrees not to take any action that would cause NCI to hold more than 49.9% of the common equity of Reorganized NII on a fully diluted basis.

     94.     “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or Reorganized NII and a holder of a Claim or Interest, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest.

     95.     “Subscription Agreement” means the Subscription Agreement, dated as of the Effective Date, among Reorganized NII, NCI and the Backstopping Noteholders, substantially in the form included in the Plan Supplement.

     96.     “Subscription Rights” means the rights, pursuant to the Rights Offering, to purchase an aggregate principal amount of $180,820,856 in New Senior Notes and New Common Stock, which rights will be issued to the holders of Allowed Claims in Class 6.

     97.     “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

     98.     “Third Amended and Restated Trademark License Agreement” means the Third Amended and Restated Trademark License Agreement between Reorganized NII and NCI, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

     99.     “Third Party Disbursing Agent” means an entity designated by Reorganized NII to act as a Disbursing Agent pursuant to Section VI.B.

     100.     “13.0% Notes” means the 13% Senior Discount Notes due 2007 issued pursuant to the terms of that certain indenture, dated as of March 6, 1997, between NII and the Indenture Trustee, as amended.

     101.     “Trade Claim” means any Unsecured Claim, other than a Handset Financing Claim or a Fee Claim or other Claim of a Professional, for the sale of goods or rendition of services to either Debtor in the ordinary course of the applicable Debtor’s business prior to the Petition Date.

     102.     “12.125% Notes” means the 12.125% Senior Discount Notes due 2008 issued pursuant to the terms of that certain indenture, dated as of March 12, 1998, between NII and the Indenture Trustee.

     103.     “12.75% Notes” means the 12.75% Senior Serial Notes due 2010 issued pursuant to the terms of that certain indenture, dated as of August 1, 2000, between NII and the Indenture Trustee.

     104.     “Uninsured Claim” means any Claim that is not an Insured Claim.

     105.     “Unsecured Claim” means any Claim that is not an Administrative Claim, Cure Amount Claim, Priority Claim or Secured Claim.

     106.     “Voting Deadline” means the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots or related solicitation documents approved by the Bankruptcy Court.

B.     Rules of Interpretation and Computation of Time

     1.     Rules of Interpretation

     For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, bylaws, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

     2.     Computation of Time

     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II.

CLASSES OF CLAIMS AND INTERESTS

     All Claims and Interests, except Administrative Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.     Unimpaired Classes of Claims

     1.     Class 1 (Unsecured Priority Claims): Priority Claims against any Debtor that are entitled to priority under sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code.

     2.     Class 4 (Handset Financing Claims): Unsecured Claims of Motorola affiliates with respect to Handset Financing.

     3.     Class 5 (Trade Claims) : Trade Claims against either Debtor.

     4.     Class 7 (Miscellaneous Secured Claims) Secured Claims against either Debtor other than Claims classified in Class 2 or Class 3.

B.     Impaired Classes of Claims and Interests

     1.     Class 2 (MEFA/SLA Secured Claims): Claims against NII under either the MEFA or the SLA.

     2.     Class 3 (EFA Secured Claims): Claims against NII under the EFA.

     3.     Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims): Unsecured Claims against either Debtor under the Old Notes or the indentures relating to the Old Notes, and Unsecured Claims against either Debtor other than Claims classified in Class 5, Class 8, or Class 9.

     4.     Class 8 (Fine, Penalty and Forfeiture Claims): Unsecured Claims against the Debtors for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, including any such Claim by any Governmental Unit, to the extent that such Claims are not compensation for the Claim holder’s actual pecuniary loss.

     5.     Class 9 (Subordinated Securities Claims): Unsecured Claims against either Debtor arising: (a) from rescission of a purchase or sale of any equity security of either Debtor; (b) for damages arising from the purchase or sale of any such security, including, without limitation, Claims for damages for fraud or misrepresentation or otherwise subject to section 510(b) of the Bankruptcy Code; or (c) for indemnification, reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims, including, without limitation, any warrants or options, including Put Right Claims.

     6.     Class 10 (Existing Equity Interests): Interests issued or relating to either Debtor and outstanding immediately prior to the Petition Date.

ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

A.     Unclassified Claims

     1.     Payment of Administrative Claims

a.	Administrative Claims in General

         Except as specified in this Section III.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized NII, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, cash equal to the Allowed amount of such Administrative Claim either (i) on the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by Reorganized NII and the holder of the Administrative Claim.

b.	Statutory Fees

         On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by Reorganized NII in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.

c.	Ordinary Course Liabilities

         Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business during the Reorganization Cases will be paid by Reorganized NII pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims.

d.	Administrative Claims of Indenture Trustee

         The Administrative Claims of the Indenture Trustee will be paid pursuant to the terms of Section III.D.

e.	Fee Claims of the Ad Hoc Noteholder Committee

         Upon the Effective Date and subject to Bankruptcy Court review under applicable law, any claims of the advisors to the Ad Hoc Noteholder Committee against either of the Debtors for payment for services rendered to the Ad Hoc Noteholder Committee (or costs or expenses incurred in connection therewith) in or in connection with the Reorganization Cases or in connection with the Plan and incident to the Reorganization Cases, shall be paid in full. Those advisors are Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) Morris, Nichols, Arsht & Tunnell (“MNAT”) and Chanin Capital LLC (“Chanin”). The Debtors support payment in full of Milbank’s, MNAT’s, and Chanin’s fees, costs and expenses.

f.	Bar Dates for Administrative Claims

i.	General Bar Date Provisions

         Except as otherwise provided in Sections III.A.1.a, III.A.1.d and III.D, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on Reorganized NII, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such Administrative Claims against the Debtors, Reorganized NII or their respective property and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on Reorganized NII and the requesting party by the later of (A) 90 days after the Effective Date or (B) 60 days after the Filing of the applicable request for payment of Administrative Claims.

ii.	Bar Dates for Certain Administrative Claims

A.	Professional Compensation

         Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on Reorganized NII and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on Reorganized NII and the requesting party by the later of (1) 90 days after the Effective Date or (2) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

B.	Ordinary Course Liabilities

         Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business and Administrative Claims of Governmental Units for Taxes (including Tax audit Claims arising after the Petition Date) will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.c.

B.     Unimpaired Classes of Claims

     1.     Class 1 (Unsecured Priority Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 will receive cash equal to the amount of such Allowed Claim.

     2.     Class 4 (Handset Financing Claims) are unimpaired. Each holder of an Allowed Claim in Class 4 will receive cash equal to the amount of such Allowed Claim in the ordinary course when due. Upon the Effective Date, Reorganized NII will assume and reinstate all of the NII guaranties associated with the Handset Financing.

     3.     Class 5 (Trade Claims) are unimpaired. Each holder of an Allowed Claim in Class 5 will receive cash equal to the amount of such Allowed Claim on the Effective Date.

     4.     Class 7 (Miscellaneous Secured Claims) are unimpaired (except for Claims as to which the applicable Debtor elects Option C treatment). On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized NII, each holder of an Allowed Claim in Class 7 will receive treatment on account of such Allowed Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor or Reorganized NII. The applicable Debtor or Reorganized NII will be deemed to have elected Option A except with respect to any Allowed Claim as to which the applicable Debtor elects Option B or C in a certification Filed prior to the conclusion of the Confirmation Hearing.

Option A: Unimpaired. Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects Option A will be paid in cash, in full, by such Reorganized NII, unless the holder of such Claim agrees to less favorable treatment.

Option B: Unimpaired. Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects or is deemed to have elected Option B will be Reinstated.

Option C: Impaired. Each holder of an Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects Option C will be entitled to receive, and the applicable Debtors (or Reorganized NII) shall release and transfer to such holder, the collateral securing such Allowed Claims.

C.     Impaired Classes of Claims and Interests

     1.     Class 2 Claims (MEFA/SLA Secured Claims) are impaired. On the Effective Date, Allowed Claims in Class 2 will be satisfied in full by the execution and delivery of the New MEFA. Additionally, on the Effective Date, MCC shall receive from Reorganized NII (i) a cash payment of $56.650 million plus an additional amount for any pre- or post-petition interest that may be due and owing under the SLA or the MEFA up to and including the Effective Date, which amounts are currently escrowed by NII, and (ii) preferred stock which (together with Class 3 of the Plan) is entitled, as provided in Section IV.C.2 hereof, to designate one member of the board of directors of Reorganized NII.

     2.     Class 3 Claims (EFA Secured Claims) are impaired. On the Effective Date, Allowed Claims in Class 3 will be satisfied in full by the execution and delivery of the New EFA. Additionally, MCC shall receive, at such time as interest may be paid in accordance with the New EFA (i) from MIBL, a cash payment for any pre- or post-petition interest that may be due and owing under the EFA up to and including the Effective Date, and (ii) from Reorganized NII, preferred stock which (together with Class 2 of the Plan) is entitled, as provided in Section IV.C.2 hereof, to designate one member of the board of directors of Reorganized NII.

     3.     Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims) are impaired. On the Effective Date, each holder of an Allowed Claim in Class 6 will receive in full satisfaction of its Allowed Claims, a Pro Rata share of (a) 3,920,000 shares of New Common Stock, as described in Section IV.B.3; and (b) the Subscription Rights. The Old Note Claims will be deemed to be Allowed Claims hereunder, and no holder of an Old Note Claim will be required to File or serve any proof of claim or request for payment on account of such Claim.

     4.     Class 8 (Fine, Penalty and Forfeiture Claims) are impaired. No property will be distributed to or retained by the holders of Claims in Class 8.

     5.     Class 9 (Subordinated Securities Claims) are impaired. No property will be distributed to or retained by the holders of Claims in Class 9, and the respective underlying securities will be cancelled.

     6.     Class 10 (Existing Equity Interests) are impaired. No property will be distributed to or retained by the holders of Interests in Class 10, and such Interests will be canceled.

D.     Special Provisions Regarding the Indenture Trustee’s Claims

     1.     Except to the extent any such Allowed Claims may be satisfied through the Segregated Securities Account, as defined in Section III.D.2 below, in full satisfaction of each Indenture Trustee’s Claim, including such Claims secured by any charging lien under the applicable Prepetition Indenture, each Indenture Trustee will receive from Reorganized NII cash equal to the amount of such Claims in accordance with the procedures described in Section III.D.2 below, and any charging lien held by such Indenture Trustee will attach solely to such property as described in Section III.D.2, and be released in accordance with the provisions thereof. Distributions received by holders of Old Note Claims pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustees’ Claims from the Segregated Cash Account (as defined below).

     2.     Within 30 days after the Effective Date, each Indenture Trustee will submit to Reorganized NII appropriate documentation in support of the fees and expenses incurred by such Indenture Trustee in connection with the Reorganization Cases through the Effective Date, whether incurred prior to or subsequent to the Petition Date, together with a detailed, reasonable estimate of any fees and expenses to be incurred following the Effective Date; provided, however, that neither the Debtors nor Reorganized NII shall be obligated to pay more than $60,000.00 in the aggregate for the Indenture Trustees’ pre-Effective Date and post-Effective Date fees and expenses. Within ten Business Days after receiving the appropriate documentation referred to above, Reorganized NII will place $60,000.00 in a segregated, interest bearing money market account (the “Segregated Cash Account”). Additionally, prior to any distribution of New Common Stock to the members of the Ad Hoc Noteholder Committee hereunder, such members of the Ad Hoc Noteholder Committee shall permit to be set aside in a segregated account (the “Segregated Securities Account”, and, together with the Segregated Cash Account, the “Segregated Accounts”), on a pro rata basis according to each such member’s proportionate holdings of the Old Notes, shares of New Common Stock equal to, in the aggregate, $40,000.00. Solely in accordance with the procedures described below, the Indenture Trustees’ reasonable fees and expenses will be paid first, from the Segregated Cash Account, and, second, from the Segregated Securities Account; provided, however, that the Indenture Trustees’ fees and expenses shall be satisfied from the Segregated Securities Account solely to the extent that such fees and expenses are not satisfied first from the Segregated Cash Account; provided, further, that in no event shall payment to the Indenture Trustees exceed the amounts comprising the Segregated Accounts. The Confirmation Order will provide that the Indenture Trustees’ charging liens will attach first, to the cash placed in the Segregated Cash Account until the funds in such account are distributed in accordance with this Section III.D.2, and second, to the shares of New Common Stock held in the Segregated Securities Account. Immediately upon satisfaction of the Indenture Trustees’ reasonable fees and expenses, any charging lien will be deemed released.

     3.     No later than 30 days after the funding of the Segregated Accounts as described in Section III.D.2, above, each Indenture Trustee will (a) File a motion with the Bankruptcy Court seeking approval of its fees and expenses incurred through the Effective Date under the terms of the applicable Prepetition Indenture and (b) serve such motion on (i) Reorganized NII, (ii) the record Holders of the series of Old Notes on whose behalf it served as Indenture Trustee as of the Distribution Record Date, and (iii) the United States Trustee. The Bankruptcy Court will determine whether to approve the fees and expenses requested in such motion based upon consideration of whether such amounts are appropriate under the terms of the applicable Prepetition Indenture and applicable law, which, notwithstanding the cancellation of such Prepetition Indenture pursuant to Section IV.G hereof, will govern this determination. Promptly upon approval by the Bankruptcy Court, an Indenture Trustee’s approved fees and expenses for the period prior to the Effective Date will be treated as Allowed Claims and will be satisfied from the respective Segregated Account in accordance with the procedures described in this Section III.D, together with interest held in such Segregated Account on account of such approved fees and expenses.

     4.     All amounts remaining in the Segregated Cash Account on the later of (a) the date that all of the Indenture Trustee’s fees and expenses have been paid from the Segregated Cash Account, as certified by each Indenture Trustee in a written notice to Reorganized NII, and (b) 90 days after the Effective Date, or such later date as Reorganized NII shall determine in its sole discretion, will be immediately returned to Reorganized NII. If the funds in the Segregated Cash Account are insufficient to satisfy all of the applicable Indenture Trustee’s fees and expenses incurred after the Effective Date or if the Segregated Cash Account otherwise is closed, the Indenture Trustee may seek the payment of any additional amounts from the Segregated Securities Account in accordance with the procedures described in Section III.D.2. Any shares of New Common Stock remaining in any Segregated Securities Account on the later of (a) the date that all of the Indenture Trustee’s fees and expenses have been paid from the Segregated Securities Account in the manner prescribed in Section III.D.2, above, as certified by each Indenture Trustee in a written notice to Reorganized NII, and (b) 90 days after the Effective Date, or such later date as Reorganized NII shall determine in its sole discretion, will be immediately distributed, on a pro rata basis, to those members of the Ad Hoc Noteholder Committee that originally set aside shares of New Common Stock to fund the Segregated Securities Account.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets in Reorganized NII

     NII will, as Reorganized NII, continue to exist from and after the Effective Date, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by either Debtor or Reorganized NII under the Plan, will vest in Reorganized NII, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, Reorganized NII may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized NII may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

B.	Rights Offering; Certain New Agreements; Chase Settlement

     1.     Rights Offering

     As part of the Plan, holders of Allowed Class 6 Claims, including Old Note Claims, will receive Subscription Rights to purchase at a discount, on a Pro Rata basis in proportion to their respective Allowed Claims, up to an aggregate principal amount of $180,820,856 of New Senior Notes and up to an additional 15,680,000 shares of New Common Stock constituting 78.4% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan). NCI and the Backstopping Noteholders will have rights to participate in the Rights Offering in amounts in excess of their respective Pro Rata shares in order to ensure full subscription of the Rights Offering, as provided in the Subscription Agreement.

     2.     U.S. Border Spectrum and Tijuana Network Build-Out

     On the Effective Date, Reorganized NII and NCI will execute and deliver the New Spectrum Use and Build-Out Agreement.

     3.     Amended and Restated Overhead Services Agreement

     On the Effective Date, Reorganized NII and NCI will execute and deliver the Amended and Restated Overhead Services Agreement.

     4.     Third Amended and Restated Trademark License Agreement

     On the Effective Date, Reorganized NII and NCI will execute and deliver the Third Amended and Restated Trademark License Agreement.

     5.     Registration Rights Agreement

     On the Effective Date, Reorganized NII and certain holders of New Senior Notes will execute and deliver the Registration Rights Agreement.

     6.     Subscription Agreement

     On the Effective Date, Reorganized NII, NCI and the Backstopping Noteholders will execute and deliver the Subscription Agreement.

     7.     Standstill Agreement

     On the Effective Date, Reorganized NII, NCI and the Backstopping Noteholders will execute and deliver the Standstill Agreement.

     8.     Chase Settlement

     The Debtors, Nextel Argentina, and the Chase Lenders have reached an agreement in principle subject to definitive documentation that will be Filed as part of the Plan Supplement, by no later than September 3, 2002.

C.	Corporate Governance, Directors, Employment-Related Agreements and Compensation Programs

     1.     Certificates of Incorporation and Bylaws

a.	Reorganized NII

         As of the Effective Date, the certificate of incorporation and bylaws of Reorganized NII (substantially in the forms included in the Plan Supplement), will, among other things: (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code; and (ii) effective immediately after the cancellation of all Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date as set forth in Section IV.G, authorize the issuance of New Common Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan, including New Common Stock issuable in connection with the Rights Offering and issuable to employees under the Management Incentive Plan. After the Effective Date, Reorganized NII may amend and restate its certificate of incorporation or bylaws as permitted by the Delaware General Corporation Law, subject to the terms and conditions of such constituent documents.

b.	NII Delaware

         As more fully described in Article VIII hereof, on or before the Effective Date, NII Delaware will be substantively consolidated with and merged into NII.

     2.     Directors of Reorganized NII

     The initial board of directors of Reorganized NII shall be divided into three classes, with the term of office of one class expiring each year. The three directors of Class I shall be elected to hold office for a term expiring at the next annual meeting following the Effective Date (as defined in the Plan of Reorganization), the three directors of Class II shall be elected to hold office for a term expiring at the next succeeding annual meeting, and the three directors of Class III shall be elected to hold office for a term expiring at the next succeeding annual meeting. Commencing with the next annual meeting following the Effective Date, each class of directors whose term shall then or thereafter expire shall be elected to hold office for a three-year term. The nine individuals that comprise the three classes of the initial board of directors of Reorganized NII are listed on Exhibit IV.C.2 hereof.

3.	New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs

     From and after the Effective Date, Reorganized NII will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their directors, officers and employees, subject to the terms and conditions of any such agreement; (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and (c) make the initial grants under the Management Incentive Plan. The Disclosure Statement provides a schedule and a summary and description of the Debtors’ employment, retirement, severance, indemnification and other related agreements and incentive compensation programs that are to take or remain in effect on or as of the Effective Date.

4.	Corporate Action

     The Restructuring Transactions; the adoption of a new or amended and restated certificate of incorporation and bylaws or similar constituent documents for Reorganized NII; the initial selection of directors and officers for Reorganized NII; the issuance and distribution of the Subscription Rights, New Common Stock and New Senior Notes; the consummation of the Rights Offering; the distribution of cash pursuant to the Plan; the execution and delivery of the New MEFA, the New EFA, the New Senior Notes Indenture, the New Spectrum Use and Build-Out Agreement, the Global Release Agreement, the Registration Rights Agreement, the Third Amended and Restated Trademark License Agreement, the Amended and Restated Overhead Services Agreement, the Subscription Agreement and the Standstill Agreement; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized NII or corporate action to be taken by or required of any Debtor or Reorganized NII will occur and be effective as of the date specified in the documents effectuating the applicable Restructuring Transactions or the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors, and, pursuant to the Confirmation Order, with like effect as if such actions had been taken by unanimous action of such stockholders and directors.

D.     Preservation of Rights of Action; Settlement Agreements and Releases

     1.     Preservation of Rights of Action by the Debtors and Reorganized NII

     Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized NII will retain and may enforce any claims, demands, rights and causes of action that either Debtor or Estate may hold against any entity, including any Recovery Actions against any person or entity. Reorganized NII or its successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized NII or its successors holding such claims, demands, rights or causes of action. Further, Reorganized NII retains its rights to File and pursue any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to either Debtor.

2.	Releases; Indemnification

a.	General Releases by Holders of Claims or Interests

         As of the Effective Date, in consideration for the obligations of the Debtors and Reorganized NII under the Plan and the cash, New Common Stock, New Senior Notes, and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that votes in favor of the Plan (notwithstanding any designation of any such vote under section 1126 of the Bankruptcy Code), will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors’ or Reorganized NII’s obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against either Debtor, Reorganized NII, NCI, the Ad Hoc Noteholder Committee and each of its members, the Indenture Trustee, MCC and Motorola, and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, advisors, agents and subsidiaries, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code).

b.	Injunction Related to Releases

         As further provided in Section XI.B, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

E.	Continuation of Certain Employee Benefits

         From and after the Effective Date, Reorganized NII intends to continue (or continue as modified or replaced) substantially similar employee benefit policies, plans and agreements, as were provided prior to the Petition Date. Specifically, on the Effective Date, Reorganized NII will establish a new 401(k) plan for its employees and officers that provides substantially similar benefits as those currently provided under NII’s current 401(k) plan. In addition, on the Effective Date, Reorganized NII will begin to transition those welfare and benefit plans currently provided to its employees to substantially similar welfare and benefit plans provided by other insurers and providers. It is expected that this transition will be completed by December 31, 2002.

F.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

         Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section IV.F will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors’ insurance carriers.

G.	Cancellation and Surrender of Instruments, Securities and Other Documentation

         Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Capital Subscription, the MEFA, the SLA, the Old Notes, and the Prepetition Indentures will be canceled and of no further force and effect, without any further action on the part of either Debtor or Reorganized NII. Solely to the extent provided in Section III.D hereof, the provisions of the Prepetition Indentures which authorize the Indenture Trustees to assert a charging lien for unpaid fees and expenses against distributions to be made to the Holders of the Old Notes will survive the cancellation of the Prepetition Indentures. All Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.J.

H.	Release of Liens

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to Reorganized NII and its successors and assigns.

I.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

         The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Senior Vice President or any Vice President of each Debtor or Reorganized NII will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized NII will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax or similar tax: (1) the issuance, transfer or exchange of the New Senior Notes or the New Common Stock; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) any Restructuring Transaction; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; or assignments executed in connection with any Restructuring Transaction pursuant to the Plan.

J.     Securities Law Exemptions. Except with respect to the New Common Stock to be issued to employees pursuant to the Management Incentive Plan and any Subscription Rights, New Senior Notes and New Common Stock to be issued to any entity that may be an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, Reorganized NII shall issue the Subscription Rights, New Senior Notes and the New Common Stock without registration under federal or state securities laws in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code. With respect to Subscription Rights, New Senior Notes and New Common Stock to be issued to any entity that may be an “underwriter” as that term is defined in section 2(11) of the Securities Act, such Subscription Rights, New Senior Notes and New Common Stock shall be issued without registration under federal or state securities laws in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act. Except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, the securities to be issued in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code shall be freely tradeable. The securities to be issued in reliance upon the exemption provided by Rule 506 of Regulation D under the Securities Act will be restricted securities under Rule 144 of the Securities Act and may be sold only pursuant to an effective registration statement under the Securities Act, including the registration statement contemplated by the Registration Rights Agreement, or an applicable exemption from such Act.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Assumed, Assumed and Assigned or Rejected

1.	Assumption, Assignment and Rejection Generally

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases listed on Exhibit V.A, which the applicable Debtor will reject, the applicable Debtor or Debtors will assume each Executory Contract or Unexpired Lease to which it was a party prior to the Petition Date; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.A to: (a) add any Executory Contract or Unexpired Lease to which it is currently or may become a party, thus providing for its rejection or (b) remove any Executory Contract or Unexpired Lease therefrom, thus providing for its assumption by the applicable Debtor pursuant to this Section V.A.1. The Debtors will provide notice of any amendments to Exhibit V.A to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors’ Committee). Listing a contract or lease on Exhibit V.A will not constitute an admission by either Debtor or Reorganized NII that such contract or lease (including any related agreements as described in Section V.A.2) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized NII has any liability thereunder.

2.	Assignments Related to the Restructuring Transactions

         As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease (including any related agreements as described in this Section V.A.2) to be held by either Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

3.	Approval of Assumptions and Assignments

         The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and assignments described in this Section V.A and Section V.D, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

B.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

         To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (1) the amount of any Cure Amount Claim, (2) the ability of Reorganized NII or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, Reorganized NII may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.

C.	Bar Date for Rejection Damages

         Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.A gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.D.1) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, Reorganized NII, their respective successors or their respective properties unless a proof of Claim is Filed and served on Reorganized NII, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

D.	Special Executory Contract and Unexpired Lease Issues; Obligations to Indemnify Directors, Officers and Employees

         The obligations of each Debtor or Reorganized NII to indemnify any person serving as one of its directors, officers or employees prior to, as of or following the Petition Date by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized NII pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.	Contracts and Leases Entered Into After the Petition Date

         Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor liable thereunder or Reorganized NII in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

1.	Distributions to Be Made on the Effective Date

         Except as otherwise provided in this Article VI, distributions of cash, New Common Stock and New Senior Notes to be made on the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 45 days after the Effective Date or (b) such later date when the applicable conditions of Section V.B (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.E.2 (regarding undeliverable distributions) or Section VI.J (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.H and VII.C.

2.	Distributions on the Effective Date in Respect of Disputed Class 6 Claims

         From and after the Effective Date, New Common Stock to be distributed on account of any unliquidated, contingent, unmatured or disputed Claim in Class 6 (a “Disputed Class 6 Claim”) (and any cash generated from dividends or distributions thereon) (a) will be maintained by and in the name of the applicable Disbursing Agent in the Disputed Class 6 Claim Reserve in accordance with Article VII and held in trust pending distribution by the Disbursing Agent for the benefit of the holders of such Claims, (b) will be accounted for separately and (c) will not constitute property of Reorganized NII. The Disbursing Agent will invest any cash in a manner consistent with Reorganized NII’s investment and deposit guidelines. Distributions of cash on account of each Disputed Class 6 Claim will include a pro rata share of the Cash Investment Yield from such investment of cash. New Common Stock to be issued and distributed on account of Allowed Disputed Class 6 Claims will be deemed issued as of the Effective Date, irrespective of the date on which it actually is distributed.

B.	Method of Distributions to Holders of Claims

         Reorganized NII, or such Third Party Disbursing Agents as Reorganized NII may employ in its sole discretion, will make all distributions of New Common Stock. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Reorganized NII may, at its option, employ the Indenture Trustee to act as the Third Party Disbursing Agent in respect of Class 6 Claims.

C.	Compensation and Reimbursement for Services Related to Distributions

         Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized NII, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized NII and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims (including any distributions of Cash Investment Yield) receiving distributions from a Third Party Disbursing Agent.

D.	Provisions Governing the Disputed Class 6 Claim Reserve

1.	Funding of the Disputed Class 6 Claim Reserve

         On the Effective Date, the Reserved Distributions will be placed in the Disputed Class 6 Claim Reserve for the benefit of holders of Allowed Disputed Class 6 Claims.

2.	Property Held in Disputed Class 6 Claim Reserve

a.	Dividends and Distributions

         Cash dividends and other distributions on account of New Common Stock held in the Disputed Class 6 Claim Reserve will be transferred to the Disputed Class 6 Claim Reserve concurrently with the transfer of such dividends and other distributions to other holders of New Common Stock. Cash held in the Disputed Class 6 Claim Reserve as a result of such dividends and other distributions (i) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending distribution by the Disbursing Agent for the benefit of holders of Disputed Class 6 Claims, (ii) will be accounted for separately and (iii) will not constitute property of Reorganized NII. The Disbursing Agent will invest the cash held in the Disputed Class 6 Claim Reserve in a manner consistent with Reorganized NII’s investment and deposit guidelines. The Disbursing Agent also will place in the Disputed Class 6 Claim Reserve the Cash Investment Yield from such investment of cash.

b.	Recourse

         Each holder of a Disputed Class 6 Claim will have recourse only to the undistributed New Common Stock held in the Disputed Class 6 Claim Reserve for satisfaction of the distributions to which holders of Disputed Class 6 Claims are entitled under the Plan, and not to Reorganized NII, its property or any assets previously distributed on account of any Allowed Claim.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

a.	Generally

         Except as provided in Section VI.E.1.b, distributions to holders of Allowed Claims will be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

b.	Special Provisions for Distributions to Holders of Old Note Claims

         Subject to the requirements of Section VI.J, distributions to holders of Allowed Old Note Claims will be made by a Disbursing Agent to the record holders of the Old Notes as of the Distribution Record Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee, within five Business Days after the Distribution Record Date. This record holder register (i) will provide the name, address and holdings of each respective registered holder of Old Notes as of the Distribution Record Date and (ii) must be consistent with the Indenture Trustee’s Allowed proof of Claim. Each entry on the record holder register will be treated as an Allowed Class 6 Claim for purposes of distributions made pursuant to this Article VI.

2.	Undeliverable Distributions Held by Disbursing Agents

a.	Holding and Investment of Undeliverable Distributions; Undelivered New Common Stock

                         i.      If any distribution to a holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the Disbursing Agent is notified by written certification of such holder’s then-current address. Subject to Section VI.E.2.c, undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.E.2.a.i until such time as a distribution becomes deliverable. Undeliverable cash (including dividends or other distributions on account of undeliverable New Common Stock) will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with Reorganized NII’s investment and deposit guidelines. Undeliverable New Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

                         ii.      Pending the distribution of any New Common Stock, the applicable Disbursing Agent will cause all of the New Common Stock held by it in its capacity as Disbursing Agent (i.e., all Reserved Distributions in the Disputed Class 6 Claim Reserve, whether relating to undeliverable distributions or simply undelivered distributions) to be (A) represented in person or by proxy at each meeting of the stockholders of Reorganized NII, (B) voted in any election of directors of Reorganized NII for the nominees recommended by the board of directors of Reorganized NII and (C) voted with respect to any other matter as recommended by the board of directors of Reorganized NII.

                         iii.      On each anniversary of the Effective Date that undeliverable distributions are being held on behalf of holders of Old Note Claims, the applicable Disbursing Agent will File with the Bankruptcy Court a list identifying all such holders. The Disbursing Agent shall have no additional filing requirements with respect to the undeliverable distributions held on behalf of holders of Old Note Claims.

b.	After Distributions Become Deliverable

         On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (i) a pro rata share of dividends or other distributions, if any, that were previously paid to the Disbursing Agent in respect of any New Common Stock included in such distribution and (ii) a pro rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on undeliverable New Common Stock) from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

c.	Failure to Claim Undeliverable Distributions

         Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by the Disbursing Agent within two years after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against Reorganized NII or its property. In such cases with respect to Allowed Disputed Class 6 Claims, (i) unclaimed cash, New Common Stock will be retained in the Disputed Class 6 Claim Reserve for pro rata redistribution to holders of Allowed Claims in such Class, pursuant to Section VI.H.2.b, and (ii) for purposes of this redistribution, each Allowed Disputed Class 6 Claims for which such distributions are undeliverable will be deemed disallowed in its entirety. In such cases with respect to Allowed Claims in any other Class, unclaimed cash will become property of Reorganized NII, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NII. Nothing contained in the Plan will require any Debtor, Reorganized NII or any Disbursing Agent to attempt to locate any holder of an Allowed Claim.

F.	Distribution Record Date

     1.     The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Old Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Old Note Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

     2.     As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Old Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date.

     3.     Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Disputed Class 6 Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

G.	Means of Cash Payments

         Except as otherwise specified herein, cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized NII or, at the option of the applicable Debtor or Reorganized NII, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Debtor or Reorganized NII, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

1.	Allowed Claims Other Than Disputed Class 6 Claims

         Subject to Section VI.A, on the Effective Date, each holder of an Allowed Claim other than a Disputed Class 6 Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

2.	Allowed Disputed Class 6 Claims

a.	Initial Distributions

         The amount of distributions to be made on the Effective Date (subject to Section VI.A) to holders of Allowed Disputed Class 6 Claims on account of such Claims will be made from the Disputed Class 6 Claim Reserve and will be calculated as if each Disputed Class 6 Claim were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C, to holders of Disputed Class 6 Claims that were allowed during the preceding calendar quarter. Such quarterly distributions also will be calculated pursuant to the provisions set forth in this Section VI.H.2.a.

b.	Additional Distributions on Account of Previously Allowed Claims

         On the fourth Quarterly Distribution Date and annually thereafter, each holder of a Disputed Class 6 Claim will receive an additional distribution from the Disputed Class 6 Claim Reserve on account of such Claim in an amount equal to: (i) the amount of New Common Stock that such holder would have been entitled to receive pursuant to Section VI.H.2.a as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date, minus (ii) the aggregate amount of New Common Stock previously distributed on account of such Claim. Each such additional distribution also will include, on the basis of the amount then being distributed: (i) a pro rata share of any dividends or other distributions made on account of the New Common Stock held in the Disputed Class 6 Claim Reserve and (ii) a pro rata share of the related Cash Investment Yield from the investment of any cash dividends and other distributions in the Disputed Class 6 Claim Reserve, from the date such cash was deposited into the Disputed Class 6 Claim Reserve to the date that such distribution is made.

3.	Distribution of New Senior Notes.

         The Debtors shall be authorized to conduct the Rights Offering for the New Senior Notes, pursuant to the terms described herein.

4.	Distributions of New Common Stock

         Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any distribution on account of an Allowed Disputed Class 6 Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (b) fractions less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Section VI.H.4. No consideration will be provided in lieu of fractional shares that are rounded down. Further, certificates evidencing shares of New Common Stock shall not be issued for an amount fewer than 100 shares. Subject to the $10 minimum described below, see “Distributions Under the Plan – Timing and Calculation of Amounts to be Distributed – De Minimis Distributions,” Allowed Claims entitled to receive less than 100 shares of New Common Stock shall be paid in cash on the Effective date at the rate of $2.50 per share.

5.	De Minimis Distributions

         No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $10. Any holder of such an Allowed Claim on account of which the amount of cash to be distributed is less than $10 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against Reorganized NII or its property. Any cash not distributed pursuant to Section VI.H.1 with respect to Claims other than Disputed Class 6 Claims will be the property of Reorganized NII, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NII. Further, certificates evidencing shares of New Common Stock shall not be issued for an amount fewer than 100 shares. Subject to the $10 minimum described above, Allowed Claims entitled to receive less than 100 shares of New Common Stock shall be paid in cash on the Effective date at the rate of $2.50 per share.

6.	Compliance with Tax Requirements

                  a.     In connection with the Plan, to the extent applicable, the Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

                  b.     Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any Governmental Unit on account of such distribution, including income, withholding and other Tax obligations.

I.	Setoffs

         Except with respect to claims of a Debtor or Reorganized NII released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, Reorganized NII or, as instructed by Reorganized NII, the Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized NII may hold against the holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized NII of any claims, rights and causes of action that the Debtor or Reorganized NII may possess against such a Claim holder.

J.	Surrender of Canceled Instruments or Securities

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.G, the holder of such Claim must tender, as specified in this Section VI.J, the applicable notes, instruments, securities or other documentation evidencing such Claim to the Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.E.2.

1.	Tender of Old Notes

         Except as provided in Section VI.J.2 for lost, stolen, mutilated or destroyed Old Notes, each holder of an Allowed Old Note Claim must tender the applicable Old Notes to the Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Notes to act and the authenticity of any signatures required thereon. All surrendered Old Notes will be marked as canceled and delivered to Reorganized NII.

2.	Lost, Stolen, Mutilated or Destroyed Old Notes

         Any holder of an Allowed Old Note Claim with respect to which the underlying Old Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Old Note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and Reorganized NII, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Note. Upon compliance with this Section VI.J.2 by a holder of an Allowed Old Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Old Note.

3.	Failure to Surrender Old Notes

         Any holder of an Allowed Old Note Claim that fails to surrender or be deemed to have surrendered the applicable Old Notes within two years after the Effective Date will have its right to distributions pursuant to the Plan on account of such Old Note Claim discharged and will be forever barred from asserting any such Claim against Reorganized NII or its property. In such case, any cash or New Common Stock held for distribution on account of such Old Note Claim will be treated pursuant to the provisions set forth in Section VI.E.2.c.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

1.	Objections to Claims

         All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

2.	Authority to Prosecute Objections

         After the Effective Date, the Debtors or Reorganized NII will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. Any party in interest may object to a Claim, or the compromise or settlement thereof in accordance with section 502 of the Bankruptcy Code. Creditors holding Secured Claims are not subject to this Section of the Plan. After the Effective Date, Reorganized NII may settle or compromise any Disputed Claim up to $100,000 without the approval of the Bankruptcy Court. For Disputed Claims above $100,000, Reorganized NII may move for authority to settle or compromise any Disputed Claim within a fixed class or classes of controversy. Notice of such motion will be made to the UST and any other party in interest who requests such notification from Reorganized NII.

B.	Treatment of Disputed Claims

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Claims, if allowed, the Disputed Class 6 Claim Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Disputed Class 6 Claims. Reorganized NII will fund the Disputed Class 6 Claim Reserve with New Common Stock, as described in Section VI.D.1. Reorganized NII shall create and fund such other Disputed Claims reserves as may be necessary pending resolution of all other Disputed Claims.

C.	Distributions on Account of Disputed Claims Once Allowed

         On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions set forth in Section VI.H.2.

D.	Tax Requirements for Income Generated by Disputed Class 6 Claim Reserve

         The recovery of holders of Allowed Disputed Class 6 Claims consists of the treatment set forth herein and post-Effective Date interest on the cash portion of such Claims, if any, at a rate determined by the Cash Investment Yield. Therefore, Reorganized NII and the holders of all Allowed Disputed Class 6 Claims will treat cash distributions of the Cash Investment Yield as interest for all income Tax purposes, and Reorganized NII will cause such information returns to be issued to such holders consistent with this treatment as may be required by any Governmental Unit. Reorganized NII will include in its Tax returns all items of income, deduction and credit of the Disputed Class 6 Claim Reserve; provided, however, that no distribution will be made to Reorganized NII out of the Disputed Class 6 Claim Reserves as a result of this inclusion. The applicable Disbursing Agent will pay, or cause to be paid, out of the funds held in the Disputed Class 6 Claim Reserve, any Tax imposed on the Disputed Class 6 Claim Reserve (as opposed to Reorganized NII or the holders of Allowed Disputed Class 6 Claims) by any Governmental Unit with respect to income generated by the funds and New Common Stock held in the Disputed Class 6 Claim Reserve. The applicable Disbursing Agent also will file or cause to be filed any Tax or information return related to the applicable Disputed Class 6 Claim Reserve that is required by any Governmental Unit.

ARTICLE VIII.

SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

         Pursuant to the Confirmation Order, the Bankruptcy Court shall approve the substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to such order: (A) all assets and liabilities of NII and NII Delaware will be deemed merged; (B) all guarantees by one Debtor of the obligations of the other Debtor will be deemed eliminated so that any Claim against either Debtor and any guarantee thereof executed by the other Debtor and any joint or several liability of either Debtor will be deemed to be one obligation of the consolidated Debtors; and (C) each and every Claim Filed or to be Filed in the Reorganization Case of either Debtor will be deemed Filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE AND CONSUMMATION OF THE PLAN

A.	Conditions to the Effective Date

         The Effective Date will not occur, and accordingly no action in connection therewith will occur, unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.B:

1.	The Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order.

2.	The Rights Offering shall have been completed, and shall have raised $140,000,000.

B.	Waiver of Conditions to the Confirmation or Effective Date

         Subject to the consent of NCI, MCC, Motorola, and the members of the Ad Hoc Noteholder Committee, the Conditions to the Effective Date set forth in Section IX.A may be waived in whole or in part by the Debtors at any time without an order of the Bankruptcy Court.

C.	Effect of Nonoccurrence of Conditions to the Effective Date

         If any condition to the Effective Date is not satisfied or duly waived in accordance with Section IX.B, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section IX.C, (a) the Plan will be null and void in all respects, including with respect to: (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code; and (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Section V.A hereof; and (b) nothing contained in the Plan will: (i) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors; or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE X.

CRAMDOWN

         The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class, other than Class 6, that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE XI.

DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS

A.	Discharge of Claims and Termination of Interests

         1.     Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of all Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

         2.     In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of all Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date and the issuance of the New Common Stock, of a discharge of all Claims and other debts and liabilities against the Debtors and a termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

B.	Injunctions

         1.     Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized NII or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized NII or their respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized NII or their respective property; (d) asserting a setoff (except to the extent inconsistent with the treatment of Class 7 Creditors as provided elsewhere in the Plan) or right of subrogation of any kind against any debt, liability or obligation due to the Debtors or Reorganized NII; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         2.     As of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff (except to the extent inconsistent with the treatment of Class 7 Creditors as provided elsewhere in the Plan) or right of subrogation of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         3.     By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section XI.B.

C.	Termination of Subordination Rights and Settlement of Related Claims and Controversies

         1.     The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

         2.     Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized NII and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

ARTICLE XII.

RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:

         1.     Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim; the resolution of any objections to the allowance, priority or classification of Claims or Interests; and the approval of the Indenture Trustee’s fees and expenses pursuant to Section III.D;

         2.     Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

         3.     Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized NII may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

         4.     Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

         5.     Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, including the Recovery Actions to the extent not released hereunder, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or brought thereafter;

         6.     Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         7.     Resolve any cases, controversies, suits or disputes that may arise in connection with the Recovery Actions or the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

         8.     Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

         9.     Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

         10.     Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

         11.     Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         12.     Enter a final decree closing the Reorganization Cases; and

         13.     Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Creditors’ Committee

         On the Effective Date, the Creditors’ Committee will dissolve and the members of the Creditors’ Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1 and in connection with any appeal of the Confirmation Order.

B.	Exculpation and Limitation of Liability

         None of the Debtors, Reorganized NII, NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Reorganization Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, Reorganized NII, NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

C.	Releases

         1.     Release of Claims against NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola.

         On the Effective Date, and in exchange for the considerations provided by, and obligations of NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola as provided in the Plan, Plan Documents and the Disclosure Statement, the Debtors, on their own behalf, and on behalf of all the Debtors’ stockholders and creditors derivatively, hereby waive, release, and discharge NCI and its direct or indirect subsidiaries, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola, and all of their respective members, direct or indirect subsidiaries, stockholders, directors, officers, employees, agents, advisors, attorneys, or representatives, in their capacity as such and not in any other capacity, and all of their respective heirs, representatives, predecessors, successors, and assigns (in their capacity as such and not in any other capacity), from all liability based upon any act or omission related to the Debtors or their direct or indirect subsidiaries through and including the Effective Date. Holders of claims and interests against the Debtors shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtors.

2.	Modification of Releases.

         Subject to the consent of NCI, MCC, Motorola and the Backstopping Noteholders, notwithstanding Section XIII.D, if and to the extent that the Bankruptcy Court concludes that the inclusion in the Plan of any portion of the foregoing releases would prevent Confirmation, then the Debtors reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them.

3.	Global Release Agreement.

         On the Effective Date, the Debtors, NCI, MCC, Motorola and the members of the Ad Hoc Noteholder Committee shall have entered into the Global Release Agreement.

D.	Modification or Revocation of the Plan

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Reorganized NII, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation. The Debtors also reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (b) prejudice in any manner the rights of any Debtors or any other party.

E.	Severability of Plan Provisions

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

F.	Successors and Assigns

         The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

G.	Availability and Review of Plan Supplement and Disclosure Statement Exhibits

         Any party in interest may review the Plan Supplement and Exhibits to the Disclosure Statement, which will be Filed by no later than September 3, 2002, during normal business hours (9:00 a.m. to 4:30 p.m., local time) in the Document Reviewing Centers.

H.	Service of Documents

         Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, Reorganized NII, the Creditors’ Committee, NCI, or the U.S. Trustee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

1.	The Debtors and Reorganized NII:

Robert J. Gilker, Esq. Vice President and General Counsel NII HOLDINGS, INC. 10700 Parkridge Boulevard Suite 600 Reston, VA 20191 Fax: (703) 390-5191

Daniel J. DeFranceschi, Esq. RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, DE 19899 Fax: (302) 658-6548

Evan D. Flaschen, Esq. Patrick J. Trostle, Esq. William F. Govier, Esq. BINGHAM MCCUTCHEN LLP One State Street Hartford, CT 06103 Fax: (860) 240-2800

(Counsel to the Debtors and Reorganized NII)

2.	The Creditors’ Committee:

Gerry F. Facendola THE BANK OF NEW YORK, AS TRUSTEE 101 Barclay Street New York, NY 10286 Fax: (212) 328-7302

Randolph Houchins SCHLUMBERGERSEMA TELECOMS, INC. 30000 Mill Creek Avenue 100 Alpharetta, GA 30022 Fax: (678) 258-1686

Dennis S. Meir, Esq. Todd C. Meyers, Esq. KILPATRICK STOCKTON LLP Suite 2800

1100 Peachtree Street Atlanta, GA 30309-4530 Fax: (404) 815-6555

Mark Minuti, Esq. Saul Ewing LLP Suite 1200 222 Delaware Avenue Wilmington, DE 19899

(Counsel to the Creditors’ Committee)

3.	NCI

Leonard J. Kennedy Senior Vice President and General Counsel NEXTEL COMMUNICATIONS, INC. 2001 Edmund Halley Drive Reston, VA 20191 Fax: (703) 433-4846

Paul E. Harner, Esq. JONES DAY REAVIS & POGUE 77 West Wacker Drive Suite 3500 Chicago, IL 60601 Fax: (312) 782-8585

(Counsel to NCI)

4.	The Ad Hoc Noteholder Committee

through

Paul S. Aronzon, Esq. Thomas R. Kreller, Esq. MILBANK, TWEED, HADLEY & MCCLOY LLP 601 S. Figueroa Street, 30th Floor Los Angeles, CA 90017

(Counsel to the Ad Hoc Noteholder Committee)

5.	Motorola, Inc. and Motorola Credit Corporation

Robert J. Patton, Esq. MOTOROLA, INC. 1303 East Algonquin Rd. IL-01 11th Floor Schaumburg, IL 60196

Peter A. Clark MCDERMOTT WILL & EMERY 227 West Monroe Chicago, IL 60606-5096

(Co-counsel to Motorola, Inc. and Motorola Credit Corporation)

Richard D. Feintuch, Esq. WACHTELL LIPTON ROSEN & KATZ 51 52nd Street New York, NY 10019

(Co-counsel to Motorola, Inc. and Motorola Credit Corporation)

6.	The United States Trustee

Joseph J. McMahon, Jr., Esq. OFFICE OF THE UNITED STATES TRUSTEE 844 King Street, Suite 2313 Lockbox 35 Wilmington, DE 19801-3519 Fax: 302-573-6497

Dated: July 31, 2002	Respectfully submitted,

NII HOLDINGS, INC. (for itself and on behalf of NII HOLDINGS (DELAWARE), INC.)

	By: Name: Title:	/s/ Robert J. Gilker Robert J. Gilker, Esq. Vice President and General Counsel

COUNSEL:

Daniel J. DeFranceschi (DE 2732)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 658-6541

- and -

Evan D. Flaschen (CT 10660)
Patrick J. Trostle (CT 20301)
William F. Govier (CT 20930)
BINGHAM MCCUTCHEN LLP
One State Street
Hartford, Connecticut 06103
(860) 240-2700

ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION